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Exhibit 23.4

[KPMG Letterhead]

Consent of Independent Public Accounting Firm

Board of Directors Ceska produckcni 2000, a.s. Group and VILJA a.s. Group ("TV NOVA")

We consent to the inclusion in this Amendment No. 1 to Registration Statement No. 333-123822 on Form S-3 of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. ("CME") of our report dated March 2, 2005, with respect to the combined balance sheets of TV NOVA as of December 31, 2004 and 2003, and the related combined statements of earnings, stockholders' equity, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this registration statement.

/s/ KPMG CESKA REPUBLIKA, S.R.O KPMG Ceska republika, s.r.o

18 April 2005

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  Exhibit 23.4